Exhibit 99.2

SOUTHERN UNION COMPANY AMENDED AND RESTATED 2003 STOCK AND INCENTIVE PLAN

NONSTATUTORY OPTION AGREEMENT

This Nonstatutory Option Agreement (this “Agreement”) is made as of June 27, 2005 between Southern Union Company (the “Corporation”) and the undersigned (the “Holder”). The Compensation Committee of the Board of Directors of the Corporation has authorized the grant of the following Options to the Holder under the Southern Union Company Amended and Restated 2003 Stock and Incentive Plan (the “Plan”), subject to the terms and provisions of the Plan and the additional conditions set forth below. Terms used in this Agreement that are defined in the Plan have the meanings assigned to them in the Plan.

The Corporation and the Holder agree as follows:

1. The Holder accepts all provisions of the Plan, a copy of which has been delivered to the Holder.

2. The Corporation grants to the Holder, subject to the conditions of the Plan, a Nonstatutory Option to purchase 250,000 shares of the Stock of the Corporation at an Exercise Price of $24.80 per share.

3. All Options covered by this Agreement shall become exercisable on the date hereof. No Option covered by this Agreement may be exercised later than June 27, 2015.

4. The Options covered by this Agreement may not be terminated pursuant to Section 13.2, 13.3 or 13.4 of the Plan.

5. The Options covered by this Agreement may be exercised nonsequentially in respect of any other Option granted under the Plan, whether now in the Holder’s possession or hereafter acquired.

6. The Holder may pay the Exercise Price of the Options covered by this Agreement in shares of Stock that would otherwise be issuable upon exercise thereof in the manner contemplated by Section 6.7(b) of the Plan.

7. In the event that the Holder elects to satisfy the tax withholding obligation by having the Corporation withhold shares of Stock upon the exercise of any Options covered by this Agreement, the number of shares of Stock to be withheld shall be based on the minimum estimated federal, state and local taxes payable by the Holder as a result of the exercise of the Options.

SOUTHERN UNION COMPANY AMENDED AND RESTATED 2003 STOCK AND INCENTIVE PLAN

NONSTATUTORY OPTION AGREEMENT

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The undersigned parties have executed this Agreement as of the day and year first above written.

                                 SOUTHERN UNION COMPANY

By: /S/ DAVID J. KVAPIL

Title: Executive Vice President and Chief Financial Officer

/S/ ERIC D. HERSCHMANN
Eric D. Herschmann